Exhibit 10.15

22nd CENTURY GROUP, INC.
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is dated as of November 11, 2022 between 22nd CENTURY GROUP, INC., a Nevada corporation (“Company”) and John Miller (“Employee”).

WHEREAS, the Employee provides consulting services to the Company as an independent contractor pursuant to an Executive Consulting Agreement dated as of May 4, 2022 (the “Consulting Agreement”);

WHEREAS, the Company desires to engage the Employee as a full-time executive employee to provide services to the Company pursuant to the terms of this Agreement, and the Employee desires to accept such employment.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.	EFFECTIVE DATE

The Employee’s employment with the Company shall commence on November 11, 2022 (the “Effective Date”).

2.	EMPLOYMENT DUTIES AND TERM

2.1General. As of the Effective Date, the Company employs the Employee as, and the Employee agrees to serve as, President of the Tobacco business unit (the “Business Unit”) of the Company upon the terms and conditions specified in this Agreement. The Employee shall perform such duties and services for the Company as may be determined from time to time by the Company’s Board of Directors (the “Board”) and Chief Executive Officer (“CEO”), provided that such duties and services shall be consistent in all material respects with the Employee’s position. The Employee agrees to serve the Company faithfully and to the best of his ability under the direction of the Board.

2.2Primary Work Location. The Employee will work primarily from the Company’s regional corporate office located in Jacksonville, Florida, but will be expected to travel for Company business to locations throughout the United States and internationally.

2.3Exclusive Services. The Employee shall devote his full working time throughout the Employment Term (as defined in Section 2.4) to the performance of services for the Company. During the Employment Term, the Employee will not be employed by any other person or entity, or be self-employed, without the prior approval of the Board. The Employee shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Upon the Employee’s execution of this Agreement and during the Employment Term, the Employee will disclose to the Company any existing or proposed participation or membership in trade or professional associations, and any existing or proposed appointments as a member of the board of directors (or similar governing body) of any for-profit or not-for-profit entity; all such participations, memberships and appointments shall be subject to approval by the CEO.

2.4Employment Term. The Employee’s employment under this Agreement shall commence as of the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date (the “Expiration Date”), unless earlier terminated pursuant to Section 5 of this Agreement. For the purposes of this Agreement, “Employment Term” means the period beginning on the Effective Date and ending on the date that Employee’s employment with the Company terminates for any reason.

3.	COMPENSATION

3.1Base Salary. During the Employment Term, the Employee shall be paid an annual base salary (“Base Salary”) in the amount of $425,000, payable in accordance with the Company’s payroll practices. Base Salary is subject to increase, from time to time, in the sole and absolute discretion of the Board.

3.2Cash Bonus Opportunity. During the Employment Term, the Employee will be eligible to earn an annual cash bonus in an amount determined by the Compensation Committee of the Board, in consultation with the CEO, based on annual performance metrics and strategic goals for the Company and annual individual objectives for the Employee. Any cash bonus achieved in respect of a Company fiscal year will be earned by and paid to the Employee not later than 120 days following the end of the applicable Company fiscal year, provided that, if the Employment Term ends prior to payment for any reason, the Employee shall earn or be entitled to receive only the portion of the cash bonus otherwise earned by the Employee through the date of Employee’s termination of employment with the Company. Notwithstanding the foregoing, Employee shall not be entitled to any cash bonus if Employee is terminated with cause.

3.3Performance Shares. The Employee will be eligible to receive an award of Performance Shares under Company's 2021 Omnibus Equity Incentive Plan, as it may be amended from time to time (the “2021 Plan”) as follows:

3.3.1Contingent on the Employee’s continued employment with the Company through the grant date, the Employee shall be granted 250,000 performance shares under Company’s 2021 Plan, which shall vest on May 1, 2023, if (i) Company's business plan revenue objective for the Business Unit for the prior 12-month period is met, (ii) at least four senior level strategic partnership discussions have been initiated, and (iii) the Employee remains employed by the Company through such vesting date (subject to Section 3.3.4 below).

3.3.2Contingent on the Employee’s continued employment with the Company through the grant date, Employee shall be granted an additional 250,000 performance shares under the 2021 Plan which shall vest on May 1, 2024, if (i) Company's business plan revenue objective for the Business Unit for the prior 12-month period is met, (ii) the strategic partnership discussions set forth in Section 3.3.1, above, continue, and (iii) the Employee remains employed by the Company through such vesting date (subject to Section 3.3.4 below).

3.3.3Contingent on the Employee’s continued employment with the Company through the grant date, Employee shall be granted an additional 250,000 performance shares under the 2021 Plan, which shall vest immediately upon the Company's entry into at least one substantive licensing agreement with a strategic partner for VLN®/Moonlight®, provided the Employee remains employed by the Company through such date (subject to Section 3.3.4 below).

3.3.4All 750,000 performance shares set forth in Sections 3.3.1, 3.3.2 and 3.3.3 above shall vest upon the occurrence of (i) a “Change of Control” of the Company (as defined in the 2021 Plan); (ii) other acceleration events described in the 2021 Plan; (iii) a joint venture or definitive sale or strategic partnership of the Business Unit; or (iv) in the event Employee terminates his employment with the Company for “Good Reason” (as defined in the 2021 Plan).

3.3.5If Employee’s employment with the Company ends for any reason not described in Section 3.3.4 above, Employee shall not be entitled to retain any performance shares contemplated by this Section 3.3 other than the performance shares which have vested as of the date of Employee’s termination.

Each performance share award contemplated by this Section 3.3, once granted, will be subject to the terms and conditions of the 2021 Plan and an individual award agreement governing such award (collectively, the “Equity Documents”), and, notwithstanding anything in this Section 3.3 to the contrary, in the event of any conflict between any term of this Agreement relating to the performance shares and any term of the Equity Documents, the Equity Documents will control.

3.4Future Incentive Equity Awards. During the Employment Term, the Employee shall also be considered for additional incentive equity awards from time to time, in the sole and absolute discretion of the Compensation Committee of the Board. Each such award, if granted, will be subject to all of the terms and conditions of the Company’s 2021 Plan or a successor plan, an individual award agreement, and any other ancillary agreements that the Employee may be required to enter into as a condition of the award.

3.5Reimbursement of Expenses. The Company shall reimburse the Employee for reasonable travel and other business expenses incurred by him during the Employment Term in the fulfillment of his duties hereunder upon presentation by the Employee of an itemized account of such expenditures, in accordance with Company practices and policies.

4.	EMPLOYEE BENEFITS

The Employee shall, during the Employment Term, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including plans, programs or arrangements providing for retirement benefits, disability benefits, health and life insurance, or vacation and paid holidays) which shall from time to time be established by the Company for, or made available to, its management employees generally. Notwithstanding the foregoing, Company may modify or terminate any employee benefit plan at any time, in its sole and absolute discretion.

5.	TERMINATION OF EMPLOYMENT

5.1	Termination Events.

5.1.1.By the Company. The Company may terminate the Employee’s employment with the Company at any time for any reason, including for Cause (as hereinafter defined), without Cause (which, for the avoidance of doubt, will not include the automatic termination on the Expiration Date under Section 5.1.3 below), or upon the Employee’s Disability (as hereinafter defined).

5.1.2.By the Employee. The Employee may resign from employment with the Company at any time for any reason.

5.1.3.Expiration of Term. The Employee’s employment with the Company, if not earlier terminated, will end automatically on the Expiration Date.

5.1.4.Employee’s Death. The Employee’s employment with the Company will end automatically upon the Employee’s death.

5.2	Termination Without Cause.

5.2.1Severance Benefits. If the Employee’s employment is terminated by the Company without Cause:

(i)In addition to any earned, prorated bonus, pursuant to Section 3.2, the Company shall continue to pay the Employee the Base Salary (at the rate in effect immediately prior to such termination) for a period of 12 months following the effective date of termination (such period being referred to hereinafter as the “Severance Period”). The payments shall occur in installments in the same amount in effect immediately prior to such termination and at the same regular payment intervals as the Employee’s Base Salary was being paid on the Effective Date (not less frequently than monthly) and such installments shall be deemed a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii). The first installment payment of such severance will be made on the Company’s first regularly scheduled payroll date next following the sixtieth (60th) calendar day after the effective date of termination.

(ii)If the Employee is eligible for and timely elects to continue health insurance coverage under the Company’s applicable group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Employee for, the COBRA premium for the Employee and Employee’s covered dependents under such plan during the Severance Period, provided that (a) the Employee will be responsible for paying the same portion of the premium that the Company requires to be paid by its management employees under the applicable plan, and (b) the Company’s obligation to pay or reimburse the Employee for such premiums will terminate on the date Employee becomes eligible to receive reasonably comparable health insurance coverage from a subsequent employer (and Employee agrees to promptly notify the Company of such eligibility). If the Company determines that it cannot provide the benefit required by this Section 5.2.1(ii) without potentially breaching the Company’s applicable group health insurance contract, violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof during the Severance Period pay to the Employee a taxable monthly payment in an amount equal to the portion of the COBRA premium otherwise payable or reimbursable by the Company under this

Section 5.2.1(ii).

(iii)The Employee shall have no further right to receive any other compensation or benefits after such termination of employment except as specifically determined in accordance with the terms of the employee benefit plans or programs of the Company. In the event of the Employee’s death during the Severance Period, Base Salary continuation payments under this Section 5.2.1 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Employee or, if no such beneficiary is specifically designated, to the Employee’s estate.

5.2.2Termination of Severance Benefit. If, during the Severance Period, the Employee breaches any of his obligations under this Agreement (including, without limitation, the Employee’s obligations under Section 6), the Company may, in addition to all other rights and remedies upon written notice to the Employee, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 5.2.1.

5.2.3Release. The Company’s obligation to make the Base Salary and provide health insurance benefits described in Section 5.2.1 shall be subject to the following conditions: (i) within 21 days after the effective date of termination or resignation, the Employee shall have executed and delivered to the Company a Termination Agreement and Release (“Release”) then provided by the Company, which will be substantially in the form of Exhibit A attached hereto, and (ii) the Release shall not have been revoked by the Employee during the revocation period specified therein. If the Employee fails to deliver a fully executed Release to the Company before expiration of such 21 day period, or such release is revoked as permitted therein, then the Company will have no obligation to make any of the payments or provide any of the benefits specified in Section 5.2.1.

5.3Termination for Cause. If the Employee’s employment is terminated by the Company for Cause, the Employee shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination or resignation, any accrued but unused paid time off subject to and in accordance with Company policy, and reimbursement for any unreimbursed eligible business expenses incurred through and including the date of termination or resignation subject to and in accordance with Company policy. Employee shall have no further right to receive any other compensation or benefits after such termination, except as determined in accordance with the terms of the employee benefit plans or programs of the Company.

5.4Cause. Termination for “Cause” shall mean termination of the Employee’s employment by the Company because of:

(i)any act or omission of the Employee that constitutes a breach by the Employee of any of his obligations under this Agreement, any other agreement with the Company or any of its affiliates (each, a “Group Company”), or any written Group Company policy, procedure or code of conduct, and failure to cure such breach after notice of, and a reasonable opportunity to cure, such breach (if determined to be susceptible of cure by the Board in its good faith discretion);

(ii)the willful failure or refusal of the Employee to perform the Employee’s duties to the Group Companies;

(iii)the Employee’s theft, dishonesty, fraud, embezzlement, willful misconduct, breach of fiduciary duty, or material falsification of any documents or records of any Group Company;

(iv)the Employee’s misconduct, moral turpitude, gross negligence or malfeasance that has or, in the good faith judgment of the Board, could be expected to have, a material detrimental effect on a Group Company’s reputation or business;

(v)the Employee’s conviction of (including any plea of guilty or nolo contendere to), or indictment for, any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or any other act which, in the good faith determination of the Board, would render his continued employment by the Company damaging or detrimental to any Group Company;

(vi)the Employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of any Group Company (including the Employee’s improper use or disclosure of a Group Company’s confidential or proprietary information);

(vii)the Employee’s willful failure to cooperate with the Company and its legal counsel in connection with any investigation or other legal or similar proceeding involving any Group Company; or

(viii)any other willful conduct by the Employee which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, any Group Company.

5.5	Termination by the Employee For Good Reason.

(i)This Agreement may be terminated by the Employee upon notice to the Company of any event constituting “Good Reason” as defined herein.

(ii)As used herein, the term “Good Reason” means: the failure of the Company to pay Employee’s compensation in accordance with this Agreement without the prior written consent of the Employee; a material reduction in the Employee’s Base Salary; a material reduction in the Employee’s bonus opportunity; any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Employee and the Company; or a material, adverse change in the Employee’s title, authority, duties, or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law). Provided, however, that the Employee shall not be deemed to have Good Reason pursuant to this provision unless the Employee gives the Company written notice that the specified conduct or event has occurred and making specific reference to this Section 5.5 and the Company fails to cure such conduct or event within thirty

(30) days of receipt of such notice.

(iii)In the event the Employee terminates this Agreement under this Section 5.5, Employee shall be entitled to the severance benefits described under Section 5.2, pertaining to Severance Benefits, provided that the Employee elects to comply with the Restrictive Covenants set forth in Section 6. If Employee disavows the Restrictive Covenants and chooses to compete with the Company in violation of the covenants set forth in Section 6, then Employee forfeits all Severance Benefits provided in Section 5.2.

5.6Death or Disability. In the event of termination of employment by reason of death or Disability, the Employee (or his estate, as applicable) shall be entitled to Base Salary and benefits through the date of termination. Other benefits shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Employee that, in the sole opinion of the Board, prevents (with or without reasonable accommodation) the normal performance of substantially all his material duties as an employee of the Company, which disability or infirmity shall exist for any continuous period of 90 days.

5.7Resignation of Positions. Upon termination of Employee’s employment with the Company for any reason, the Employee agrees to immediately resign from all positions and offices in which he is then serving the Company and its subsidiaries.

6.CONFIDENTIALITY, NONSOLICITATION AND NON- COMPETITION

6.1Confidentiality. The Employee covenants and agrees with the Company that he will not any time during the Employment Term and thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or Confidential Information that he may learn or has learned by reason of his association with the Company. The term “Confidential Information” includes information not previously made generally available to the public by the Company, with respect to the Company’s products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business and strategic plans, prospects or opportunities, but shall exclude any information which the Company intentionally makes generally available to the public other than as a result of disclosure by the Employee in violation of this Section 6.1. The Employee will be released of his obligations under this Section 6.1 to the extent the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law provided that the Employee provides the Company with prompt written notice of such requirement. In addition, the Employee will not be in breach of any obligations under Section 6.1, and will not be criminally or civilly liable under any Federal or state trade secret law, for the disclosure of Confidential Information that is made in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law involving the Company or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law involving the Company, the Employee may disclose Confidential Information, including trade secrets, to his attorney and use such Confidential Information in the court proceeding if such Confidential Information is filed under seal.

6.2Acknowledgment of Company Assets. The Employee acknowledges that the Company, at the Company’s expense, has acquired, created and maintains, and will continue to acquire, create and maintain, significant goodwill with its current and prospective customers, strategic partners, vendors and employees and significant Confidential Information, and that such goodwill and Confidential Information is valuable property of the Company. The Employee further acknowledges that to the extent such goodwill and Confidential Information will be generated through the Employee’s efforts, such efforts will be funded by the Company and the Employee will be fairly compensated for such efforts. The Employee acknowledges that all goodwill developed by the Employee relative to the Company’s customers, strategic partners, vendors and employees, and all Confidential Information developed by the Employee, shall be the sole and exclusive property of the Company and shall not be personal to the Employee. Accordingly, in order to afford the Company reasonable protection of such goodwill and of the Company’s Confidential Information, the Employee agrees as follows:

6.2.1. No solicitation; Non-Interference. During the Employment Term and for a period of one year after termination of employment for any reason (such one-year period, the “Post-Termination Restrictive Covenant Period”), the Employee shall not, directly or indirectly, as an investor, lender, officer, director, manager, or as an employee, associate, consultant or agent of any individual or entity, or in any other capacity: (i) solicit or endeavor to entice away from the Company, or hire, any individual who is employed by the Company;

(ii) solicit or endeavor to entice away from the Company, or provide services to, any entity who or which is, or was within the then most recent 12-month period, a customer (or reasonably anticipated to become a customer) of the Company; (iii) interfere with the business relationship between the Company and any customer, strategic partner, supplier or vendor of the Company or attempt to persuade or encourage any customer, strategic partner, supplier or vendor of the Company to cease doing business with the Company or to engage in any activity competitive with the Company; or (iv) make or publish any disparaging remarks about the Company, its products, prospects or management.

6.2.2Change of Control Activity. The Employee agrees that during the Post-Termination Restrictive Covenant Period, the Employee shall not, directly or indirectly, or in any individual or representative capacity, engage or otherwise participate in any Change of Control Activity with respect to the Company. “Change of Control Activity” means (a) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other individual or entity to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in: (i) any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of the Company, (ii) any tender or exchange offer, merger or other business combination involving the Company, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company;

(b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to the securities of the Company; (c) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the Company or its securities or assets; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

6.2.3. Non-Competition. During the Employment Term and during the Post-Termination Restrictive Covenant Period, the Employee shall not, directly or indirectly, as an investor, lender, officer, director, manager, or as an employee, associate, consultant or agent of any individual or entity, or in any other capacity, (other than as an investor owning not more than a 1% interest in a publicly-traded entity), engage in the Restricted Business (as hereinafter defined) anywhere in the world other than on behalf of the Company. The Employee acknowledges and agrees that the Company conducts business throughout the world, that the Company’s legitimate and protectable business interests are throughout the world, and therefore this Section 6.2.3 is intended to prohibit competitive activities by the Employee throughout the world. “Restricted Business” means research and product development with respect to, the manufacture, distribution, marketing or sale of, or the licensing of intellectual property related to, tobacco, hemp and/or cannabis products without the written consent of the Company.

6.3Exclusive Property. The Employee confirms that all Confidential Information is and shall remain the exclusive property of the Company. All business records and documents (whether in paper or electronic media) kept or made by Employee relating to the business of the Company shall be and remain the property of the Company. Upon termination of the Employee’s employment with the Company for any reason, the Employee shall promptly deliver to the Company all of the following that are in the Employee’s possession or under his control: (i) all computers, telecommunication devices and other tangible property of the Company and its affiliates, and (ii) all documents and other materials, in whatever form, which include Confidential Information or which otherwise relate in whole or in part to the present or prospective business of the Company, including but not limited to, drawings, graphs, charts, specifications, notes, reports, memoranda, and computer disks and tapes, and all copies thereof.

6.4Injunctive Relief; Tolling. Without intending to limit the remedies available to the Company, the Employee acknowledges that a breach of any of the covenants contained in this Section 6 will result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason, it is held that the restrictions under this Section 6 are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable including, if applicable, modifications to the geographic scope of Section 6.2.3. The Post-Termination Restrictive Covenant Period will not include any period during which the Employee is in violation of Sections 6.1, 6.2.1, 6.2.2 or 6.2.3.

6.5Communication to Third Parties. The Employee agrees that the Company shall have the right to communicate the terms of this Section 6 to any third parties, including but not limited to, any prospective employer of the Employee. The Employee waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from such disclosure of the terms of this Section 6.

6.6Independent Obligations. The provisions of this Section 6 shall be independent of any other provision of this Agreement. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense of the enforcement of this Section 6 by the Company.

6.7Non-Exclusivity. The Company’s rights and the Employee’s obligations set forth in this Section 6 and in Section 7 are in addition to, and not in lieu of, all rights and obligations provided by applicable statutory or common law.

7.	INVENTIONS

The term “Invention” means any discovery, concept or idea, whether or not patentable or copyrightable, including but not limited to processes, methods, formulae and techniques, as well as improvements thereof or know- how related thereto. The Employee will promptly and fully inform the Company in writing of any Invention which is conceived, made, or reduced to practice by the Employee, either solely or jointly with another or others, during the Employment Term or within 12 months after termination of the Employee’s employment for any reason, setting forth in detail the procedures employed and the results achieved. The Company and/or its nominee or assign will be the sole owner, without payment of royalty or any other compensation to the Employee, of any such Invention which (i) is conceived, made or reduced to practice with the use of Confidential Information or the Company’s equipment, facilities, materials, personnel or other resources, or (ii) at the time it is conceived, made or reduced to practice relates to the Company’s present or prospective business or actual or demonstrably anticipated research or development, or (iii) is the result of any work performed by the Employee for the Company. With respect to each such Invention of which the Company is the owner, the Employee will execute and deliver promptly to the Company (without charge to the Company but at its expense) such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent or United States and/or foreign copyright registrations and to vest the entire right and title thereto in the Company.

8.	TAX MATTERS.

8.1Section 409A. Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, the intent of the parties is that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding any other provision of this Agreement to the contrary, if, at the time of Employee’s separation from service, the Employee is a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six

(6) month period or such shorter period, if applicable). Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

8.2Section 280G. In the event that any payments and other benefits provided for in this Agreement or otherwise payable to the Employee constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then any such payments and benefits will be either (1) delivered in full or (2) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the Employee’s payments and benefits is necessitated by the preceding sentence, such reduction will occur in the following order: (i) any cash amounts payable to the Employee, (ii) benefits valued as parachute payments, and (iii) acceleration of vesting of any equity awards. Any determination required under this paragraph will be made in writing by the Company’s independent public accountants (the “Firm”), whose determination will be conclusive and binding upon the Employee and the Company. For purposes of making the calculations required by this paragraph, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this paragraph

9.	CLAWBACK.

To the maximum extent permitted by applicable law, all amounts paid or provided to Employee hereunder shall be subject to any clawback or recoupment policy that may be maintained by the Company from time to time, and the requirements of any law or regulation applicable to the Company and governing the clawback or recoupment of executive compensation, or as set forth in any final non-appealable order by any court of competent jurisdiction or arbitrator.

10.	MISCELLANEOUS.

10.1Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company,

22nd Century Group, Inc.
500 Seneca Street

Suite 507, Buffalo, NY14204
Attention: Chairman of the Board

To the Employee,

at such address maintained in the Company’s records as the Employee’s primary residential address.

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt, (ii) if sent by nationally recognized overnight carrier, upon receipt; or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

10.2Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.3Assignment. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Employee. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” will mean the Company and any successor to its business and/or assets which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

10.4Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Employee relating to the subject matter hereof, including, without limitation, the Consulting Agreement, but not including the Equity Documents or any other documents governing any equity awards to the Employee. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

10.5Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the applicable law or Company’s employee benefits plans, if any.

10.6Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state. The Company and the Employee agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Employee’s employment with the Company will be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, in each case located in Buffalo, New York, and each of the Company and the Employee hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Further, the Company and the Employee agree that, after a legal dispute is before a court as specified in this Section 10.6, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, will be subject to the exclusive jurisdiction of such court.

10.7Costs of Enforcement. In the event of a dispute or action to enforce the terms of this Agreement, the prevailing party shall be entitled to its costs and expenses incurred in connection therewith, including all attorneys' fees.

10.8Legal Advice. The Employee hereby represents and warrants to the Company that he has had the opportunity to seek independent legal advice prior to the execution and delivery of this Agreement and that he has availed himself of that opportunity prior to signing this Agreement and that he is signing this Agreement voluntarily without any undue pressure. Employee represents that he: (i) is familiar with the covenants set forth in Section 6 and

(ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of such covenants.

10.9Absence of Conflicting Obligations; Absence and Waiver of Prior Clams. The Employee represents and warrants that his execution, and delivery of this Agreement, and his performance of services for the Company as contemplated by this Agreement, do not conflict with or breach any contractual, fiduciary or other legal obligation owed by the Employee to any other individual or entity. The Employee further (a) represents and warrants that neither the Employee nor any of the Employee’s affiliates has, or is aware of any basis for, any claim or cause of action of any kind whatsoever (including, without limitation, any claim based on misclassification), existing as of the Effective Date, against the Company, its subsidiaries, divisions or affiliates, or their respective predecessors, successors, assigns, directors or officers (collectively, the “Company Parties”), and (b) to the greatest extent permitted by applicable law, hereby fully and forever releases and discharges the Company Parties from any such claims arising or existing as of or prior to the Effective Date.

10.10Counterparts. This Agreement may be executed in multiple counterparts (including by means of electronic signatures, or facsimile or PDF signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

10.11Survival. Sections 2.4 and 5 through 10 hereof will survive and continue in full force and effect in accordance with their respective terms notwithstanding any termination of the Employment Term and/or this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Employee has hereunto set his hand, as of the day and year first above written.

22nd CENTURY GROUP, INC.

By: /s/ John Miller___________________

Name: John J. Miller

Title: President, Tobacco Division

John Miller

EXHIBIT A

22nd CENTURY GROUP, INC.
TERMINATION AGREEMENT AND RELEASE

In consideration of the payments and benefits to be provided to me by 22nd Century Group, Inc. (the “Company”) pursuant to Section 5.2.1 of the Employment Agreement between the Company and me dated November 11, 2022 (the “Employment Agreement”), I agree as follows:

1.Termination. My employment with the Company is terminated effective    and I will not thereafter apply for employment with the Company.

2.Release. On behalf of myself and my heirs, successors, executors, administrators, trustees, legal representatives, agents and assigns, I fully and forever release and discharge the Company, its subsidiaries, divisions and affiliates and its and all of their predecessors, successors, assigns, directors and officers (collectively “Released Parties”) from any and all claims, demands, suits, causes of action, obligations, promises, damages, fees, covenants, agreements, attorneys’ fees, debts, contracts and torts of every kind whatsoever, known or unknown, at law or in equity, foreseen or unforeseen, which against the Released Parties I ever had, now have or which I may have for, upon or by reason of any matter, cause or thing whatsoever relating to or arising from my employment with the Company or the termination thereof, specifically including, but not limited to, all claims under the following: the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers’ Benefit Protection Act of 1990; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Worker Adjustment Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; §§ 120 and 241 of the New York State Workers’ Compensation Law; the Florida Civil Rights Act – Fla. Stat.

§ 760.01, et seq.; Florida’s Private-Sector Whistle-blower’s Act – Fla. Stat. § 112.3187, et seq.; Florida’s Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim – Fla. Stat. § 440.205; Florida’s Statutory Provision Regarding Wage Rate Discrimination Based on Sex – Fla. Stat. § 448.08; The Florida Equal Pay Act – Fla. Stat. § 725.07; The Florida Omnibus AIDS Act – Fla. Stat. § 760.50; Florida’s Statutory Provisions Regarding Employment Discrimination on the Basis of and Mandatory Screening or Testing for Sickle-Cell Trait – Fla. Stat. §§ 448.075, 448.076; Florida’s Wage Payment Laws, Fla. Stat. §§ 448.01, 448.08; Florida’s General Labor Regulations, Fla. Stat. ch. 448; any contract of employment, express or implied; and any and all other federal, state or local laws, rules or regulations.

I hereby waive the right to receive any personal relief (i.e. monetary or equitable relief) as a result of any lawsuit or other proceeding brought by the EEOC or any other governmental agency, based on or related to any of the matters from which I have released the Released Parties. I also will take all actions necessary, if any, now or in the future, to make this Release effective.

The foregoing release shall not operate to release the Company from its obligations to make payments and provide benefits as provided under Section 5.2.1 of the Employment Agreement.

In connection with the foregoing release (i) I acknowledge that the payments and benefits under Section 5.2.1 of the Employment Agreement are good and sufficient consideration to which I would not otherwise be entitled but for my execution and delivery to the Company of this instrument, (ii) I acknowledge that I have been advised by the Company to consult with an attorney before signing this instrument, (iii) the Company has allowed me at least twenty-one

(21) days from the date I first receive this instrument to consider it before being required to sign it and return it to the Company, and (iv) I may revoke this instrument, in its entirety, within seven

(7) days after signing it by delivering written notice of such revocation to the Company on or before 5:00 p.m. on the seventh day of such revocation period.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 11 day of November, 2022.